EXHIBIT 99.1

Press Release

Uniroyal Global Engineered Products, Inc.

Reports Net Income of $7,753,843, or $0.54 per Share, before Dividends,

for the Year Ended 2015 versus $4,640,450, or $0.33 per Share, before Dividends for the Year Ended 2014

Financial Highlights Fiscal Year 2015 versus 2014:

  Net Sales increased 8.2% (excluding currency impact)
  Net Income available to Common Shareholders increased 16.9%
  Earnings per Common Share increased 16.7%

SARASOTA, Fla., March 28, 2016 -- Uniroyal Global Engineered Products, Inc. (UNIR) (or the “Company”) filed its Form 10-K for the year ended January 3, 2016 (Fiscal 2015). Further detail on the reported results are contained in Form 10-K.

“Fiscal 2015 was rewarding in a number of respects as the Company continued to record benefits from the integration of its European and U.S. operations, realized incremental unit growth from existing customers, increased market share and positioned new product lines to launch in the near future for significant volume growth,” stated Howard Curd, Co-Chairman and Chief Executive Officer. “All of this led to significant margin and profit improvement despite the hurdles presented by a rising US Dollar,” noted Curd.

Net Sales

Net Sales reported at $99.8 million for Fiscal 2015 were impacted negatively by $6.6 million due to the strengthening US dollar. Excluding the currency impact, sales increased 8.2% as compared to the $98.3 million reported in Fiscal 2014.

The Company’s global automotive sales increased 11% led by incremental gains in business from major European OEM’s.  Non-automotive industrial products were up by 3.3% compared to last year due to increased market share and the stabilization of the US economy.

Net Income Available to Common Shareholders

Net Income available to Common Shareholders improved to $5.0 million in Fiscal 2015 for an increase of 16.9% as compared to the $4.2 million reported in Fiscal 2014. Gross Margins increased to 22.0% in Fiscal 2015, an improvement of 2.4 margin points from the 19.6% in 2014. The increase was attributable to the expiration of lower margin automotive platforms which were replaced with higher margin platforms and the benefits of cost efficiency programs implemented in Fiscal 2014.

Operating Expenses as a percent of Net Sales were moderately below last year at 14.7% as compared to 14.9% in Fiscal 2014. Lower General and Administrative expenses offset an increase in Selling and Research and Development costs as the Company positioned itself for future growth opportunities.

Operating Income increased by 55.3% to $7.2 million in Fiscal 2015 mainly due to the improved and higher margins. Excluding the negative currency impact, operating income would have been up 85.7% to $8.6 million.  See Consolidated Statements of Operations for further detail and the financial results for Fiscal 2015.

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About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2015 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brands names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “expect,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

Consolidated Statements of Operations

	Year Ended
	January 3, 2016	December 28, 2014

NET SALES	$99,761,973	$98,323,226

COST OF GOODS SOLD	77,813,354	79,004,240

Gross Profit	21,948,619	19,318,986

OPERATING EXPENSES:
Selling	5,201,199	4,691,974
General and administrative	7,779,012	8,437,348
Research and development	1,728,867	1,527,589
OPERATING EXPENSES	14,709,078	14,656,911

Operating Income	7,239,541	4,662,075

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(1,613,391)	(1,552,541)
Other income (expense)	(65,361)	190,234
Net Other Expense	(1,678,752)	(1,362,307)

INCOME BEFORE TAX BENEFIT	5,560,789	3,299,768

TAX BENEFIT	(2,193,054)	(1,340,682)

NET INCOME	7,753,843	4,640,450

Preferred stock dividend	(2,801,687)	(403,582)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,952,156	$4,236,868

EARNINGS PER COMMON SHARE:
Basic	$0.35	$0.30
Diluted	$0.26	$0.22
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	14,334,485	14,180,963
Diluted	19,040,032	18,937,796

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

Consolidated Statements of Comprehensive Income

	Year Ended
	January 3, 2016	December 28, 2014

NET INCOME	$7,753,843	$4,640,450

OTHER COMPREHENSIVE INCOME (LOSS):
Minimum benefit liability adjustment	(391,785)	(888,321)
Foreign currency translation adjustment	(380,197)	(425,898)
Unrealized gain (loss) on effective hedge:
Reclassification of amounts to earnings	—	42,476
Unrealized loss for the year	—	(1,559)
OTHER COMPREHENSIVE LOSS	(771,982)	(1,273,302)

COMPREHENSIVE INCOME	6,981,861	3,367,148

Preferred stock dividend	(2,801,687)	(403,582)

COMPREHENSIVE INCOME TO COMMON SHAREHOLDERS	$4,180,174	$2,963,566

Contact:

Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

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